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EXHIBIT 5

Cyberguard Corporation
2000 W. Commercial Boulevard, Suite 200
Fort Lauderdale, FL  33301

         Re:  Cyberguard Corporation - Registration Statement on Form S-8

Ladies & Gentlemen:


         You have requested our opinion in connection with the above-referenced Registration Statement (the "Registration Statement").

         We have acted as counsel for CyberGuard Corporation, a Florida corporation (the "Company"), with respect to the preparation and filing with the Securities and Exchange Commission (the "SEC") of the Registration Statement in connection with the registration for sale of up to 2,500,000 shares (the "Shares") of the common stock, $.01 par value per share, of the Company (the "Common Stock"), which may be issued by the Company to certain of its employees, consultants and affiliates under the Company's Employee Stock Option Plan dated September 4, 1998, as amended by Amendment No. 1 to Employee Stock Option Plan dated August 10, 1999 (the "Plan").

         We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, as amended or restated, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

         In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostat copies; (iii) the authenticity of the originals of such latter documents; (iv) that all factual information supplied to us is accurate, true and complete; (v) the genuineness of all signatures; and (vi) the due authorization by the Board of Directors of the Company for the issuance of 2,500,000 shares of Common Stock issuable upon the exercise of options granted pursuant to the Plan. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of all representations and warranties as to factual matters contained in any of the documents submitted to us for purposes of rendering the opinion. We express no opinion as to federal securities laws or the "blue sky" laws of any state or jurisdiction.

         Based upon and subject to the foregoing and assuming no change in relevant facts, we are of the opinion that the Shares are duly authorized, and upon issuance of the Shares in accordance with the Plan and for the consideration set forth in the Plan, will be validly issued, fully paid and non-assessable.


         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          HOLLAND & KNIGHT LLP